Exhibit 99.1

January 19, 2016

Tetra Tech Declares Coffey International Limited Offer Unconditional

Pasadena, California.  Tetra Tech, Inc. (NASDAQ:  TTEK) announced today its off-market takeover bid for all of the outstanding shares of Coffey International Limited (ASX: COF) is free from all conditions required to close the purchase.  Tetra Tech has now received tendered shares representing approximately 93% of Coffey shares and sufficient acceptances to compulsorily acquire all remaining shares in Coffey.

Accordingly, Tetra Tech appointed new Coffey directors to replace the Board which resigned effective January 18, 2016.  The new Board has named Ron Chu, Tetra Tech’s Executive Vice President and President of Resource Management & Energy, as Chief Executive Officer of Coffey.

“We are pleased to welcome Coffey’s staff to Tetra Tech,” said Dan Batrack, Tetra Tech Chairman and CEO.  “The addition of Coffey propels us to a global leadership position in international development and provides us a platform for future growth in the Asia-Pacific region.  This acquisition advances our strategy to be the premier worldwide provider of consulting and engineering services in each of the markets we serve.  We will now begin implementing the integration plan that will bring even greater technical capabilities in water and the environment to our combined clients.  We plan to update our fiscal 2016 guidance to include Coffey’s financial results in our next quarterly earnings release, which is scheduled for January 27, 2016.”

About Tetra Tech

Tetra Tech is a leading provider of consulting and engineering services.  For 50 years, the Company has supported commercial and government clients focused on water, environment, infrastructure, resource management, energy, and international development.  With 16,000 staff worldwide, Tetra Tech provides clear solutions to complex problems.  For more information about Tetra Tech, please visit tetratech.com, follow us on Twitter (@TetraTech), or like us on Facebook.

CONTACTS:
Jim Wu, Investor Relations
Charlie MacPherson, Media & Public Relations
(626) 470-2844

Any statements made in this release that are not based on historical fact are forward-looking statements. Any forward-looking statements made in this release represent management’s best judgment as to what may occur in the future. However, Tetra Tech’s actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions (“Future Factors”), and may differ materially from what is expressed. For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section “Risk Factors” included in the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission.